Exhibit 11.1
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             WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE

                    Dollars in thousands except per share data
     For the 28 Weeks Ended                Jan. 11, 1995        Jan. 12, 1994
                                        ----------------     ----------------
 Average number of shares
    outstanding                              74,227,207           74,885,419
                                        ================     ================
 Net earnings                       $           107,517               99,732
                                        ================     ================
 Earnings per share                 $              1.45                 1.33
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